Exhibit 99.1
FOR IMMEDIATE RELEASE
Harris Interactive Restructures US Operations to Improve Profits and Promote Growth
George Terhanian to Oversee New Product Development
CFO Ronald Salluzzo Steps Down — Deborah Rieger-Paganis Named Interim CFO
US Workforce to be Reduced by 8%
ROCHESTER, N.Y. — December 17, 2008 —Harris Interactive® (NASDAQ:HPOL) today announced actions it has taken to realign its cost structure and pursue its strategic vision of delivering a higher level of service, insight, and value to its clients. “These are our first steps to reshape the company and rebuild revenue and profits,” stated Kimberly Till, President and CEO. “Going forward, we will continue to focus our efforts on raising our level of thought leadership by creating strong client-facing teams; leveraging technology to increase efficiency and gain competitive advantage; strategically expanding our global presence; and developing innovative products to deliver deeper insights and greater value.”
The Company has reorganized its US research business units into integrated vertical teams to concentrate more resources on client issues, deliver stronger insights, and create greater overall value. The Company also announced the formation of centers of excellence which will develop and deliver cutting-edge products and solutions into the marketplace. “This streamlined structure will allow us to combine our solutions and industry expertise to spark innovation and to better address our clients’ business issues,” said Till. “We are actively recruiting new people to augment the strong talent already at Harris and build high-performance teams which can quickly and effectively implement our new strategy. I am pleased with our recruiting results so far.”
To further define its future vision, the Company has named George Terhanian, currently President, Europe, as President of Global Solutions. In this new position, Mr. Terhanian will return to the US to oversee the centers of excellence, direct the Company’s new product development process, and manage The Harris Poll ®, one of the world’s most respected measures of public opinion. Terhanian will be based in New York City. “I am delighted that someone of George’s intellect, expertise, and track record will spearhead the Company’s efforts in developing industry-leading products and solutions,” stated Till.
Deborah Rieger-Paganis has been appointed interim CFO of Harris Interactive, effective December 20, 2008. She will replace Ronald Salluzzo who will leave his position on December 19, 2008. Ms. Rieger-Paganis is, and will continue to be an employee of Alix Partners LLP, a global business advisory firm which has been retained by Harris Interactive. Ms. Rieger-Paganis is a Director at Alix Partners, where she has been employed since 2002. The Company has retained an executive search firm to fill the position and expects to have a new CFO in place by April 2009.
As part of the reorganization, the Company reduced its US employee headcount by approximately 51 people, or about 8% of its total US full-time workforce. The positions, in research, project management, operations, marketing, sales, and corporate, were located throughout the Company’s US locations. These personnel actions are expected to save approximately $5 to 6 million dollars annually. The Company expects that the associated charges, all of which will result in cash payments, will not exceed $2.4 million and be taken in the current quarter. The Company also expects to take a restructuring charge in the current quarter of approximately $0.5 million, in conjunction with the consolidation of office space at its Rochester headquarters.
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About Harris Interactive
Harris Interactive is a global leader in custom market research. With a long and rich history in multimodal research, powered by our science and technology, we assist clients in achieving business results. Harris Interactive serves clients globally through our North American, European and Asian offices and a network of independent market research firms. For more information, please visit http://www.harrisinteractive.com/.

Contact	Dan Hucko
SVP, Corporate Communications — Investor Relations
Harris Interactive Inc.
585.214.7470
800.866.7655 x7470
dhucko@harrisinteractive.com

Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

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